Filed Pursuant to Rule 433
Registration No. 333-209069

Pricing Term Sheet – 2.058% Senior Notes due 2021

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$1,750,000,000 aggregate principal amount of 2.058% senior notes due 2021 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	July 7, 2016

Settlement Date:	July 14, 2016

Maturity Date:	July 14, 2021

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated July 7, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on January 14 and July 14 of each year beginning on January 14, 2017. Such semiannual interest will amount to U.S.$10.29 per each U.S.$1,000 in nominal amount of the Notes

Spread to Benchmark:	T+110 bps

Coupon:	2.058%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AE0

ISIN:	US86562MAE03

Common Code:	144315367

Joint Lead Managers and Joint Bookrunners:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. Credit Agricole Securities (USA) Inc. Société Générale Wells Fargo Securities, LLC

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – 2.632% Senior Notes due 2026

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$2,250,000,000 aggregate principal amount of 2.632% senior notes due 2026 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	July 7, 2016

Settlement Date:	July 14, 2016

Maturity Date:	July 14, 2026

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated July 7, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on January 14 and July 14 of each year beginning on January 14, 2017. Such semiannual interest will amount to U.S.$13.16 per each U.S.$1,000 in nominal amount of the Notes

Spread to Benchmark:	T+125 bps

Coupon:	2.632%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AF7

ISIN:	US86562MAF77

Common Code:	144315421

Joint Lead Managers and Joint Bookrunners:	Goldman, Sachs & Co. SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

HSBC Securities (USA) Inc. Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. Credit Agricole Securities (USA) Inc. Société Générale Wells Fargo Securities, LLC

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Pricing Term Sheet – Senior Floating Rate Notes due 2021

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$500,000,000 aggregate principal amount of senior floating rate notes due 2021 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100%

Pricing Date:	July 7, 2016

Settlement Date:	July 14, 2016

Maturity Date:	July 14, 2021

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated July 7, 2016

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable quarterly in arrears on each U.S.$1,000 in nominal amount of the Notes on January 14, April 14, July 14 and October 14 of each year beginning on October 14, 2016, subject to the Business Day Convention.

Coupon:	Three-month U.S. Dollar LIBOR plus 1.11%. Three-month U.S. Dollar LIBOR will be determined at 11:00 a.m. (London time) on the second London business day before the first day of each interest period

Interest Period:	Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on but excluding the relevant interest payment date (each such period, an “interest period”). The first interest period will begin on and include the Settlement Date and will end on but exclude the first interest payment date

Day Count Basis:	ACT/360

Business Day:	New York, London and Tokyo

Business Day Convention:	If any interest payment date falls on a day that is not a Business Day, that interest payment date will be postponed to the next succeeding Business Day, unless that Business Day is in the next succeeding month, in which case the interest payment date will be the immediately preceding Business Day

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend senior unsecured loans to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M AG5

ISIN:	US86562MAG50

Common Code:	144315405

Joint Lead Managers and Joint Bookrunners:

Goldman, Sachs & Co.

SMBC Nikko Securities America, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

HSBC Securities (USA) Inc.

Nomura Securities International, Inc.

Co-Managers:	Daiwa Capital Markets America Inc. Credit Agricole Securities (USA) Inc. Société Générale Wells Fargo Securities, LLC

Stabilization Manager:	Goldman, Sachs & Co.

Paying Agent:	The Bank of New York Mellon

Calculation Agent:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. at 1-212-902-1171 (Prospectus Department), SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMFG’s investor relations department at 81-3-3282-8111.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.